CLOUGH GLOBAL OPPORTUNITIES FUND

SPECIAL MEETING OF SHAREHOLDERS

JULY 17, 2009

On July 17, 2009, the Fund held its annual Meeting of Shareholders for the purpose of voting on a proposal to re-elect two Trustees of the Fund.  The results of the proposal were as follows:

Proposal:  To elect the following trustees to the Board

Edmund J. Burke

John F. Mee

Proposal I:  Re-election of Trustees

Edmund J. Burke         John F. Mee

For

43,562,305

        43,614,086

Withheld

1,967,839

        1,967,839

Withheld from Director

1,967,839

        1,916,058